Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-4, Amendment No. 10, of Energem Corp., of our report dated April 24, 2023 on our audit of the balance sheets of Energem Corp. as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the year period ended December 31, 2022 and for the period of August 6, 2021 (inception) to December 31, 2021, and the reference to us under the caption “Experts.”

/s/ Adeptus Partners, LLC

Ocean, New Jersey

December 28, 2023